Exhibit 10.1

SEVERANCE AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

to:	Sachin Barot

FROM:	David Moradi, on behalf of AudioEye, Inc.

SUBJECT:	Severance Agreement and General Release of All Claims

DATE:	May 19, 2021

On March 9, 2021, pursuant to the Employment Agreement by and between AudioEye, Inc. (“AudioEye”) and you effective May 16, 2019 (the “Employment Agreement”), you were notified that the Term of your Employment Agreement (as defined in the Employment Agreement) would not renew and would expire on May 15, 2021. Your employment terminated on May 17, 2021 (the “Separation Date”). You and AudioEye have now agreed to the terms related to your separation of employment, including AudioEye making a severance payment available to you (the “Severance Benefits”), subject to the terms of this Severance Agreement and General Release of All Claims (the “Agreement”).

1.                  Severance Benefits and Health Care Continuation. If you sign and deliver this Agreement to me within 21 days after you receive this Agreement, and you do not revoke the Agreement within seven calendar days thereafter, and you have not breached any obligations under this Agreement or the Employment Agreement, then AudioEye will provide you with the following:

a.      AudioEye will pay you $125,000, less applicable deductions and withholdings. AudioEye will make this payment to you within 30 days after this Agreement becomes irrevocable.

b.      To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums necessary to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) beginning on June 1, 2021 and ending on the earliest to occur of: (i) November 30, 2021; (ii) the date you and your eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.

2.	Continuing Obligations.

a.      By signing this Agreement, you acknowledge entering into the Employment Agreement and that you received material consideration in exchange for your entering into the Employment Agreement. You affirm your understanding of, and commitment to abide by, all of your obligations under the Employment Agreement that survive the Separation Date, including without limitation each of your obligations under Section 12 and 13 of the Employment Agreement.

b.      After the Separation Date and ending on November 17, 2021, you will provide transition assistance related to your job duties and responsibilities and reasonable cooperation to the Company with regard to legal, administrative, and other matters with which you were involved while employed by the Company, including making yourself available to answer questions from time-to-time. Although we do not expect that such assistance and cooperation will be of a magnitude that you incur expenses, if you do, the Company will reimburse you for all reasonable expenses that you incur in providing such assistance and cooperation.

3.	General Release and Waiver of Claims.

a.      Release and Waiver by You. In exchange for the consideration provided in this Agreement, you and your heirs, executors, representatives, administrators, agents, and assigns (collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release, and discharge AudioEye, its affiliates, predecessors, successors, assigns, and present and past employee benefit plans sponsored or maintained by AudioEye, and each of its and their respective present and past officers, directors, employees, attorneys, and fiduciaries, in their corporate and individual capacities (collectively, the "Released Parties"), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, (collectively, "Claims") that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to (x) your hire, compensation, benefits, employment, termination, or separation from employment with AudioEye, or (y) any other matter, in all cases by reason of any actual or alleged act, omission, transaction, practice, conduct, or occurrence from the beginning of time up to and including the date of your execution of this Agreement, including, but not limited to:

(i) any and all Claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Arizona wage laws, the Arizona equal pay laws, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, the Arizona right to work laws, the Arizona employee drug testing laws, the Arizona Medical Marijuana Act, the Arizona genetic testing laws, and all state or local whistleblower protection statutes, codes, or regulation, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii) any and all Claims arising out of or relating to any agreements (whether express or implied) to which you and AudioEye are parties, including without limitation any claims to any severance or other compensation under the Employment Agreement and any claims arising out of the Plan (as defined below) and any related award agreements;

(iii) any and all Claims for compensation (other than already earned compensation) of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, equity, restricted stock units, incentive compensation, vacation, and severance that may be legally waived and released;

(iv) any and all Claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(v) any and all Claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay (except that which has already been earned), front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

You are hereby acknowledge that the Claims released above including Claims of which you may not be aware or do not suspect at the time you sign this Agreement.

b. Specific Release of ADEA Claims by You. In further consideration of the payments and benefits provided to you in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of your execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act, and the implementing regulations. By signing this Agreement, you hereby acknowledge and confirm that:

(i) you have read this Agreement in its entirety and understand all of its terms;

(ii) by this Agreement, you have been advised in writing to consult with an attorney of your choosing and have consulted with such counsel before signing this Agreement;

(iii) you knowingly, freely, and voluntarily agree to all of the terms and conditions set out in this Agreement, including without limitation the waiver, release, and covenants contained in it;

(iv) you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;

(v) you were given 21 days after receipt of this Agreement to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired, and changes to drafts of this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vi) you understand that you have seven days after signing this Agreement to revoke your acceptance of this Agreement by delivering notice of revocation to Brittani Morelli at AudioEye, by email to bmorelli@audioEye.com or overnight delivery before the end of this seven-day period to 5210 East Williams Circle, Suite 750, Tucson, Arizona 85711; and

(vii) you understand that the releases contained in this Agreement does not apply to rights and claims that may arise after you sign this Agreement.

c. Exclusions. The general releases and waiver of claims contained in Section 3(a) above excludes, and you do not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other federal, state, or local administrative agencies, although you waive any right to monetary relief related to any filed charge or administrative complaint; and (ii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation; (iii) indemnification rights you have against AudioEye; (iv) any right to file an unfair labor practice charge under the National Labor Relations Act; (v) a challenge to the effectiveness of a release of claims under the ADEA pursuant to the Older Workers Benefit Protection Act, and (vi) any rights to vested benefits, such as pension, or retirement benefits, or vested equity awards, the rights to which are governed by the terms of the applicable plan documents and award agreements, including as discussed further below.

d. Release and Waiver by AudioEye. In exchange for the consideration provided in this Agreement, AudioEye irrevocably and unconditionally fully and forever waives, releases, and discharges you from any and all Claims that AudioEye may have or has ever had against you arising out of, or in any way related to (x) your hire, compensation, benefits, employment, termination, or separation from employment with AudioEye, or (y) any other matter, in all cases by reason of any actual or alleged act, omission, transaction, practice, conduct, or occurrence from the beginning of time up to and including the date of AudioEye’s execution of this Agreement; provided, however, that AudioEye does not release you from any Claims arising out of, or in any way related to, this Agreement, any actual or alleged criminal or fraudulent act, omission, transaction, practice, conduct, or occurrence by you, or any breach of a duty of loyalty or fiduciary duty (other than the duty of care) that you owe or owed AudioEye.

4.                  Retention, Return and Destruction of Property. You will be entitled to keep, and shall have title to, the following property (which may or may not be AudioEye property) in your possession or under your control: any computers, cellular telephones, furniture, printers and any other electronic or computer-related equipment. On or before June 9, 2021, you will deliver promptly to AudioEye keys in your possession or under your control. On or before June 9, 2021, you will remove any AudioEye data contained on any of your personal devices (including any of the retained property) or that you have stored remotely, including on the cloud. You will cooperate with AudioEye to ensure such data is fully removed from all personal devices.

5.                  Non-Admission. There is no implication or admission of liability or wrongdoing by AudioEye or the other Released Parties with respect to any and all matters related to your employment or the cessation of that employment, nor may this Agreement be considered as an admission by AudioEye of any liability or violation of law.

6.                  Governing Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement, will be governed by, and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona.

7.                  Attorneys’ Fees. The prevailing party in any litigation to enforce this Agreement will recover all of such party’s reasonable costs, expenses, and attorneys’ fees from the other party.

8.                  Entire Agreement. Neither party has made any representations, warranties, inducements or oral agreements, except as expressly set forth in this Agreement. This Agreement revokes and supersedes all agreements previously entered into by the parties with respect to the subject matter, except as set forth herein and except that nothing herein will supersede or preempt the post-employment rights and obligations set forth in the Employment Agreement or any other agreement between you and AudioEye, and/or an AudioEye policy acknowledged by you in writing, dealing with confidentiality, non-solicitation of employees or actual or potential customers, inventions and/or assignment of inventions. In the event of a direct conflict between the terms of this Agreement and any such rights and obligations specified on the preceding sentence, then the terms of this Agreement will control. The parties may not change, modify, or rescind this Agreement except in a writing, signed by both parties. Any attempt at oral modification of this Agreement shall be void and of no effect.

9.                  Severability. The provisions of this Agreement are severable, and if any one or more of these provisions are held to be invalid or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions will be binding and enforceable.

10.              Time to Consider. As set forth above, you may take 21 calendar days after receiving this Agreement to accept and sign the Agreement. To the extent you sign this Agreement prior to the expiration of such time, we will understand that it is your desire to waive any remaining portion of the 21-day period within which to consider this Agreement (but not the seven-day period within which you may revoke this Agreement). You acknowledge that you have had a reasonable time to consider this Agreement, and that you could have and would have taken the full 21 days to consider this Agreement had you needed or desired it. You acknowledge that no pressure has been applied or unreasonable deadline stated by AudioEye in connection with your executing this Agreement and that you were guided by your own judgment, and desire to expedite payment of the amount set forth above in determining to sign this Agreement before the expiration of the 21-day period.

11.              Time to Revoke. You also have the right to revoke this Agreement for any reason within seven calendar days after you have signed it by email delivery of a written notice of revocation to Ms. Morelli as provided above. You further acknowledge that you understand that the Agreement will not become effective or enforceable unless and until you have signed and delivered this Agreement within the period set forth above, you have not revoked it, and the applicable revocation period has expired.

12.              RSUs. You received three separate awards of Restricted Share Units (“RSUs”) pursuant to the Audio Eye, Inc. 2019 Equity Incentive Plan, as amended and restated on May 18, 2020, (the “Plan”) as follows: (a) an award of 80,900 RSUs with a grant date of June 3, 2019 (the “2019 Grant”), (b) an award of 26,967 performance-based RSUs on May 20, 2020 (the “2020 Performance-Based Grant”), and (c) an award of 26,967 time-based RSUs on May 20, 2020 (the “2020 Time-Based Grant”). The parties confirm that (x) 26,967 RSUs from the 2019 Grant have vested; (y) zero RSUs from the 2020 Performance-Based Grant have vested; and (z) all 26,967 RSUs from the 2020 Time-Based Grant have vested. All other RSUs are unvested and shall be deemed forfeited as of the Separation Date. Your rights and obligations with respect to the vested RSUs shall be as set forth in the Plan, the applicable Restricted Stock Unit Agreements, and other documents referenced therein.

13.              Non-Disparagement. You agree that from the date of this Agreement forward you will not make, either yourself or through an agent, any oral or written statements or omissions that are or reasonably could be interpreted to be of a negative or critical nature concerning AudioEye or its employees, including, but not limited to, statements about the Company's business practices, the activities of its employees and shareholders, events in the workplace, and your treatment by AudioEye, to anyone other than in private and privileged conversations with your legal advisor, or as required by law or administrative agency process.

14.              Acknowledgment.

a.      You acknowledge and agree that: (i) AudioEye has not made any promises, covenants, representations, or warranties to you or anyone else other than those explicitly set forth in this Agreement, and further acknowledge and agree that you have not received, relied upon, or been induced, coerced, or unduly influenced to enter into this Agreement by any statements, promises, covenants, or representations other than the ones set forth in this Agreement; (ii) you have been given a reasonable period of time to consider this Agreement; (iii) you have had the opportunity to consult with and be advised by legal counsel, and have had the opportunity to make whatever investigation or inquiry that you might have deemed necessary or desirable in connection with the subject matter of this Agreement prior to its execution; (iv) this Agreement is written in a manner understandable to you, and you have read and understood all sections and paragraphs of this Agreement; (v) you have relied on your own judgment and the advice of your attorneys (if you have consulted with legal counsel) regarding the consideration for and the terms of this Agreement; and (vi) you have executed this Agreement voluntarily, on the advice of counsel (if you have consulted with legal counsel), and with full knowledge and understanding of its contents.

b.      You further acknowledge, represent and warrant that, other than the Severance Benefits, you have received payment in full of all of the compensation, benefits and/or payments of any kind due you from the Company and its affiliates and subsidiaries (or any of them), whether arising out of the Employment Agreement, the Plan, any related award agreements, or otherwise, including all wages, bonuses, equity, expense reimbursements, payments to benefit plans, and any other payment under a plan, program, practice, promise, or arrangement of AudioEye and its subsidiaries and affiliates. You understand and agree that, except as provided herein, you are not entitled to any additional compensation or benefits from AudioEye or any of the other Releasors.

* * *

This offer made in this Agreement is effective only until midnight on the 21st day after the Company gave you this Agreement. If you decide to accept the benefits described herein, please sign, and date this Agreement where indicated below, and return it to Ms. Morelli before that time as provided above. If you do not accept the offer by that time, then the offer of Severance Benefits and this Agreement will be deemed withdrawn.

Sincerely,

AUDIOEYE, INC.

/s/ David Moradi
David Moradi

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Sachin Barot
Sachin Barot

Date:	6/10/2021